Agree Realty Announces Record 2017 Investment Activity

Provides 2018 Investment Guidance & Capital Markets Update

BLOOMFIELD HILLS, Mich., Jan. 3, 2018 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced a summary of its record investment activity in 2017 and provided acquisition and disposition guidance for 2018.

2017 Investment & Disposition Activity

Total real estate investment activity for 2017, inclusive of acquisition, development, and Partner Capital Solutions ("PCS") projects completed or currently under construction, amounted to a record of $399.7 million. The properties are net leased to 54 industry-leading retail tenants operating across 22 sectors and are located in 30 states.

During the twelve months ended December 31, 2017, the Company acquired 79 retail net lease properties for total acquisition volume of approximately $336.8 million. The acquisitions were completed at a weighted-average capitalization rate of 7.4% and with a weighted-average remaining lease term of 11.1 years. The acquired properties generated approximately 47.2% of annualized base rents from investment grade retail tenants.

Additionally, during the same period, the Company disposed of 15 assets for total gross proceeds of $45.8 million. The dispositions were completed at a weighted-average capitalization rate of 6.9% and further diversified the Company's portfolio, reducing its Walgreens concentration to 7.7% of annualized base rents.

Capital Markets Update

During the fourth quarter, the Company issued 1,776,766 shares of common stock through its at-the-market equity program ("ATM program") at an average price of $49.03, raising gross proceeds of approximately $87.1 million.

2018 Investment & Disposition Outlook

The Company's outlook for acquisition volume in 2018, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is between $250 million and $300 million of retail net lease properties. The Company's disposition guidance for 2018 is between $25 million and $50 million.

CEO Comments

"We are extremely pleased with both our progress in 2017 and our positioning heading into 2018," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "During this past year, we executed on a number of strategic initiatives aligned with our objective of constructing the highest-quality retail net lease portfolio. We are excited to have leading retailers including the TJX Companies, LA Fitness, Dave & Buster's and AutoZone join our top tenants. Our unique capabilities and fortified balance sheet strongly position our growing Company to continue executing on our operating strategy in the upcoming year."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 436 properties, located in 43 states and containing approximately 8.7 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

This press release contains certain "forward-looking" statements relating to, among other things, projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "plan" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to factors described in greater detail in the Company's filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All information in this press release is as of January 3, 2018. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company's expectations or assumptions.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.agreerealty.com.

CONTACT: Clay Thelen, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190